Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

February 16, 2021

among

TRIBUNE PUBLISHING COMPANY,

TRIBUNE ENTERPRISES, LLC

and

TRIBUNE MERGER SUB, INC.

TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 16, 2021, among Tribune Publishing Company, a Delaware corporation (the “Company”), Tribune Enterprises, LLC, a Delaware limited liability company (“Parent”), and Tribune Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the board of directors of the Company (the “Board of Directors”), acting upon the unanimous recommendation of a special committee thereof consisting only of independent and disinterested directors (the “Special Committee”), and the respective boards of directors of Parent and Merger Sub, have approved and declared advisable that the respective stockholders of the Company and Merger Sub approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the

Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, asset sale, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group (or the stockholders of any Person) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company after giving effect to the consummation of such transaction.

“Adverse Recommendation Change” means, with respect to the Board of Directors (or any committee thereof), (a) withholding, withdrawing, amending, qualifying or modifying, or publicly proposing to withhold, withdraw, amend, qualify or modify, the Company Recommendation in a manner adverse to Parent or its Affiliates, (b) adopting, approving, endorsing, recommending or otherwise declaring advisable (or proposing to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal, (c) failing to publicly reaffirm the Company Recommendation within five (5) Business Days after Parent so requests in writing or, if the Company Stockholder Meeting is scheduled to be held within five (5) Business Days, within one (1) Business Day, if possible, before the Company Stockholder Meeting (it being understood that the Company will have no obligation to make such reaffirmation on more than one occasion with respect to each Acquisition Proposal), (d) making any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Board of Directors to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or a substantially similar communication), (e) failing to include the Board of Directors Recommendation in the Proxy Statement or (f) taking any action or make any public statement inconsistent with the Company Recommendation.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that for purposes of this Agreement, Parent and Merger Sub shall be deemed not to be Affiliates of the Company, and vice versa.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s report on Form 10-Q for the quarterly period ended on the Company Balance Sheet Date.

“Company Balance Sheet Date” means September 27, 2020.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Employee” means an employee, director or officer of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, properties, business or results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from (i) changes or proposed changes in GAAP or the interpretation thereof, (ii) general economic or political conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) conditions generally affecting the industries in which the Company and its Subsidiaries operate, (iv) changes or proposed changes in Applicable Law or the interpretation thereof, (v) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyberattacks, natural disasters, epidemics, pandemics or other widespread diseases (including COVID-19 and any COVID-19 Measures), (vi) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent or any of its Subsidiaries, including the impact on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons resulting from any of the foregoing and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement ((A) other than, in each case, with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the transactions contemplated hereby and (B) excluding, for the avoidance of doubt, any breach of this Agreement by the Company), (vii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) any actions taken (or omitted to be taken) at the express written request of Parent or Merger Sub, (ix) changes in the price and/or trading volume of the shares of Company Common Stock or any other securities of the Company on NASDAQ or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect) or (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are required or expressly contemplated to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Competition Laws for the consummation of the Merger, except, in the case of clauses (i), (ii), (iii), (iv) or (v), to the extent the Company and its Subsidiaries, taken as a whole, are materially and disproportionately impacted thereby relative to other entities operating in the same industry or industries in which the Company and its Subsidiaries operate (in which case the incremental material and disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) or (b) would prevent the Company from consummating the Merger or the other transactions contemplated hereby.

“Company Plan” means any material written or unwritten compensatory or benefit plan, program, policy, practice, arrangement or agreement, in each case, that is sponsored, maintained, entered into, contributed, or required to be contributed, to by the Company or any of its Subsidiaries for the benefit of any Company Service Provider, other than any such plan or agreement that is (i) a Multiemployer Plan; (ii) statutorily mandated or (iii) implemented, administered or operated by any Governmental Authority.

“ Company Rights Plan” means the Rights Agreement, dated as of July 28, 2020, between the Company and Computershare Trust Company, N.A.

“Company Service Provider” means an employee, director, officer or individual independent contractor of the Company or any of its Subsidiaries.

“Company Stock Plan” means the tronc, Inc. 2014 Omnibus Incentive Plan.

“Company Stockholder Approval” means adoption of this Agreement and approval of the Merger and other transactions contemplated hereby by the affirmative vote, at a stockholders’ meeting duly called and held for such purpose, of holders of at least (x) 66 2/3% of the outstanding shares of Company Common Stock entitled to vote on such matters, other than those “owned” (as defined in Section 203(c)(9) of Delaware Law) by Parent or Merger Sub and their affiliates and associates (each as defined in Section 203(c) of Delaware Law) and (y) a majority in voting power of the outstanding shares of Company Common Stock entitled to vote on such matters.

“Contract” means any written or oral contract, agreement, license, franchise, lease, instrument, arrangement, commitment, understanding, joint venture, partnership or other right or obligation to which a Person or any of its Affiliates is a party or by which it or any of its Affiliates is bound or to which any of their respective properties or assets is subject or any other document or writing, physical or electronic, evidencing any of the foregoing.

“Competition Laws” means Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Applicable Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority (whose geographic scope of authority or responsibility includes any of the locations in which the Company, its Subsidiaries or Company Employees are located) in connection with or in response to COVID-19.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Law relating to public health and safety, worker/occupational health and safety (to the extent relating to the handling of, or exposure to, Hazardous Substances), pollution, or protection of the environment, including those relating to the presence, use, manufacturing, production, generation, handling, transportation, treatment, recycling, storage, disposal, importing, labeling, testing, Release, cleanup or control of Hazardous Substances.

“Excluded Company Persons” means Parent, its Subsidiaries and Affiliates, and its and their respective directors and officers, in each case as of the date of this Agreement and/or as of the record date set in respect of the Company Stockholder Meeting and including, for the avoidance of doubt, Alden Global Capital LLC and its Affiliates, and the Persons in which any of the foregoing Persons have a pecuniary interest or in the name of which the shares of Company Common Stock of any of the foregoing Persons are registered or beneficially held, whether directly or indirectly.

“Excluded Information” shall mean (1) any information customarily provided by financing sources or their counsel; or (2) any other information not required for a customary syndication or placement (as applicable) of a Debt Financing of the applicable type.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or Group Companies, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001 of ERISA, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or NASDAQ or any self-regulatory organization.

“Hazardous Substance” means any substance, material or waste which is regulated by, or subject to investigation, remediation, corrective action or control under, any Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “toxic waste,” “pollutant,” or “contaminant” under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, asbestos or asbestos-containing materials, radon, toxic mold, per- or polyfluoroalkyl substances, urea formaldehyde, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person as of any time, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred and unpaid purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others (other than by endorsement of negotiable instruments for collection in the ordinary course of business), (g) financing lease obligations that are required to be capitalized in accordance with GAAP, which, for the sake of clarity, does not include operating lease obligations, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any parent entity appearing on the balance sheet of such Person solely by reason of push down accounting under GAAP, (v) accrued expenses and royalties and (vi) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For all purposes hereof, Indebtedness shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness made in the ordinary course of business.

“Intellectual Property” means trademarks, service marks, trade names, trade dress, domain names and other indications of origin, and the goodwill associated with the foregoing, mask works, inventions, patents, trade secrets, copyrights, know-how, rights in computer software and code (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property rights, in each case anywhere in the world.

“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, industrial control systems, and all other information technology equipment, and all associated documentation.

“Key Employee” means any employee of the Company or any of its Subsidiaries whose annual base compensation is $70,000 or more.

“Knowledge ” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the officers of Parent.

“Legal Action” means any actions, suits, demands, complaints, objections, hearings, notices, arbitrations, grievances, litigations, claims, petitions, appeals, charges or other civil, administrative or criminal proceedings or investigations (whether at law or in equity, before any Governmental Authority or before any arbitrator).

“Lien” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, hypothecation, easement, right-of-way, lease, prescription right, encroachment, servitude, option, pre-emptive right, right of first offer or right of first refusal, transfer restriction, adverse ownership claim, title or survey defect, covenant, condition, restriction, encumbrance or other similar restriction, limitation or adverse claim of any kind in respect of such property or asset, whether incurred, arising or suffered voluntarily or by operation of law. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease, finance lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing.

“Liquidated Damages Amount” means an amount equal to $50,000,000.

“Multiemployer Plan” has the meaning set forth in Sections 3(37) and 4001(a)(3) of ERISA.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that has or would reasonably be expected to prevent Parent or Merger Sub from performing its obligations hereunder or prevent the consummation of the transactions contemplated by this Agreement.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which an adequate reserve has been established therefor in the Company Balance Sheet in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business and that are not yet due and payable or that are being contested in good faith by appropriate proceedings; provided, however, that an appropriate reserve has been established therefor in the Company Balance Sheet in accordance with GAAP, (iv) easements, rights-of-way, reservations and restrictions of record that do not, individually or in the aggregate, materially and adversely impair the continued use and operation of the property to which they relate in the business of the Company and its Subsidiaries as currently conducted, (v) any Liens or encumbrances on title affecting only a lessor’s (or sublessor’s) interest in any of the Leased Real Property, (vi) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, but excluding any violation thereof or any Lien arising as a result of a violation thereof, (vii) Liens related to the Company’s workers’ compensation insurance and (vii) Liens disclosed on Section 1.01(a)(ii) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means any information that, alone or in combination with other information held by or on behalf of the Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any Applicable Law relating to the collection, storage, use, processing, disclosure or transfer thereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release into or through the environment, and any abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Substance.

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, attorneys, accountants and other advisors of such Person, acting on such Person’s behalf.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any U.S. federal, state, local, or non-U.S. tax, charge, duty, levy or other assessment, in each case, in the nature of a tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, unclaimed property, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by any Taxing Authority responsible for the imposition of any such tax, and including any interest, penalty or addition thereto.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Authority having authority with respect to Taxes or Tax Returns.

“Third Party” means any Person, including any group (as defined in Section 13(d) of the 1934 Act) of Persons, other than Parent, its Affiliates and Representatives acting on Parent’s behalf.

(b)  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2021 Bonus Plan	7.04(d)
A&R Cooperation Agreement	5.08
Adverse Recommendation Change	6.04(a)
Agreement	Preamble
Anti-Corruption Laws	4.13(a)
Antitrust Division	8.01(b)
Baltimore Sun Sale	6.06(b)

Term	Section
Board of Directors	Recitals
Certificate of Merger	2.01(c)
Certificates	2.03(a)
Closing	2.01(b)
Closing 8-K	6.07
Collective Bargaining Agreements	4.21(a)(v)
Company	Preamble
Company Affiliate Contract	4.26
Company Cash	2.03(a)
Company Common Stock	4.05(a)
Company Option	2.05(b)
Company Permits	4.12(b)
Company Preferred Stock	4.05(a)
Company Recommendation	4.02(b)
Company RSA	4.05(a)
Company RSU	2.05(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.03(b)
Debt Financing	6.06(a)
D&O Insurance	7.03(c)
e-mail	11.01
Earned Bonuses	7.04(d)
Effective Time	2.01(c)
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)
Estimated Closing Date Cash	2.03(a)
Exchange Agent	2.03(a)
FTC	8.01(b)
Guarantee	5.10(a)
Guarantors	5.09
Indemnified Person	7.03(a)
Intervening Event	6.04(f)(ii)
Leased Real Property	4.14(b)
Letter of Transmittal	2.03(a)
Material Contract	4.20(a)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Sub	Preamble
OFAC	4.13(b)
Owned Intellectual Property	4.15(a)
Owned Real Property	4.14(b)
Parent	Preamble

Term	Section
Privacy Policies	4.15(d)
Proxy Statement	4.09
Real Property	4.14(b)
Real Property Lease	4.14(b)
Schedule 13E-3	4.09
Special Committee	Recitals
Subject Securities	7.05(a)
Superior Proposal	6.04(f)(i)
Surviving Corporation	2.01(a)
Termination Fee	11.04(b)(i)
Transfer	7.05(c)
Uncertificated Shares	2.03(a)
WARN Act	4.18(b)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information (i) publicly available on the SEC EDGAR database; (ii) delivered by or on behalf of the Company to Parent or Parent’s representatives via e -mail or in hard copy form or (iii) uploaded prior to the execution of this Agreement in the “Project Alinea” dataroom hosted on Datasite, in each case, at least two Business Days prior to the date of this Agreement.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 or through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c)   Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger).

(d)   From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, duties, restrictions and disabilities of the Company and Merger Sub, and all property, real, personal and mixed, and all debts due to either of the Company or Merger Sub shall be vested in the Surviving Corporation, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of any share of capital stock of the Company, Parent or Merger Sub:

(a)   Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $17.25 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)   Each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)   Each share of Company Common Stock held by any Subsidiary of the Company, Parent, Merger Sub or any other Excluded Company Person immediately prior to the Effective Time shall be converted into such number of common shares of the Surviving Corporation such that the shares issued in respect thereof to each such Person represent the same percentage of the outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time as such Person owned in the Company immediately prior to the Effective Time.

(d)   Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares referenced in clause (c) above, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). The Exchange Agent agreement pursuant to which Parent shall appoint the Exchange Agreement shall be in form and substance reasonably acceptable to the Company and Parent. Prior to the Effective Time, Parent shall make available to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the shares represented by such Certificates and the Uncertificated Shares. Such funds may be invested by the Exchange Agent as directed by Parent; provided that such funds shall only be invested in the manner provided in the Exchange Agent Agreement, and no such investment or losses thereon shall affect the Merger Consideration payable to holders of Company Common Stock entitled to receive such consideration, and to the extent necessary to pay the Merger Consideration, Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Company Common Stock entitled to receive such consideration. As promptly as practicable after the Effective Time (but no later than two Business Days thereafter), the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and Parent and finalized prior to the Effective Time and which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange (the “Letter of Transmittal”). The Company shall prepare in good faith and provide to Parent no later than three Business Days prior to the Closing Date a written statement setting forth in reasonable detail its good faith estimate of the total unrestricted cash of the Company and its Subsidiaries as of the Closing Date (the “Estimated Closing Date Cash”). At Closing, the Company shall wire to the Exchange Agent an amount of cash specified by the Parent (“Company Cash”), the proceeds of which will be used by the Exchange Agent to pay a portion of the Merger Consideration. At least one day prior to the Closing, the Parent shall deliver to the Company written notice of the amount of Company Cash to be wired to the Exchange Agent and appropriate wire instructions. The Company Cash shall not be greater than the amount of the Estimated Closing Date Cash.

(b)   Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed Letter of Transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each share of Company Common Stock represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)   After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or

Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Common Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Common Stock without any interest thereon.

(f)   None of Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted such shares in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.02, without interest. The Company shall give Parent prompt notice and a copy of any written demands received by the Company for appraisal of shares, attempted withdrawals of such demands and any other instruments served pursuant to Applicable Law that are received by the Company relating to a holder’s rights of appraisal. Parent shall have the right to lead all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Treatment of Equity Awards. (a) At the Effective Time, each restricted stock unit payable upon settlement in Company Common Stock (or the intrinsic value of which is determined by reference to the value of Company Common Stock) granted under the Company Stock Plan or otherwise, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time (each, a “Company RSU”) shall become fully vested and shall be automatically canceled as of the Effective Time and converted into the right of the holder thereof to receive, immediately after the Effective Time in accordance with Section 2.05(c), a cash payment, without interest, in an amount equal to the product of (i) the Merger Consideration, and (ii) the number of shares of Company Common Stock underlying such Company RSU (and then adding, if applicable, the value of any dividend-equivalent rights accrued with respect to such Company RSU as of the Effective Time); provided that any Company RSU that constitutes “deferred compensation” for purposes of Section 409A of the Code shall be settled in accordance with its terms and at a time that would not result in the application of additional Taxes or penalties under Section 409A of the Code.

(b)   At the Effective Time, each option to purchase Company Common Stock granted under the Company Stock Plan or otherwise, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time (each, a “Company Option”) shall become fully vested and shall be automatically canceled as of the Closing Date and converted into the right of each holder of a Company Option that has an exercise price per share of Company Common Stock that is less than the Merger Consideration to receive, immediately after the Effective Time in accordance with Section 2.05(c), a cash payment, without interest, in an amount equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per share of Company Common Stock of such Company Option, and (ii) the number of shares of Company Common Stock issuable in respect of such fully vested Company Option as of immediately prior to the Effective Time. For the avoidance of doubt, each Company Option that has a per share exercise price that is equal to or greater than the Merger Consideration shall automatically be forfeited and cancelled as of the Effective Time without payment of any consideration and shall have no further force or effect.

(c)   Subject to Section 2.05, all payments under this Section 2.05 shall be made at or as soon as practicable after the Effective Time (and in no event later than five (5) calendar days following the Effective Time), pursuant to the Company’s or the Surviving Corporation’s ordinary payroll practices, and shall be subject to any applicable withholding Taxes.

(d)   Prior to the Effective Time, the Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall provide any notice required under the Company Stock Plan, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Stock Plan or any outstanding awards granted thereunder and take all other actions required to give effect to the transactions contemplated in this Section 2.05.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any settlement of Company RSUs or exercise of Company Options, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. For the avoidance of doubt, nothing in this Section 2.06 shall be deemed to permit the Company to take, or suffer to be taken, any of the aforementioned actions in violation of its obligations herein, including as set forth in Section 6.01.

Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Article 2 or any other payments pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. Tax law or under any other Applicable Law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts and pays them over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09. Tax Treatment. The parties hereto acknowledge and agree that for U.S. federal (and applicable state and local) income Tax purposes the transfer by the Company to the Exchange Agent of the Company Cash and use of the Company Cash as part of the Merger Consideration pursuant to the Merger shall be treated as a sale or exchange of the applicable portion of the Company Common Stock that corresponds to the Company Cash pursuant to Zenz v. Quinlivan, 213 F.2D 917 (6th Cir. 1954) unless otherwise required by Applicable Law.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. Subject to Section 7.03(c), at the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth in the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (except that references therein to the name of Merger Sub shall instead refer to “Tribune Publishing Company”) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws . Subject to Section 7.03(c), at the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth in the bylaws of Merger Sub in effect immediately prior to the Effective Time (except that references therein to the name of Merger Sub shall instead refer to “Tribune Publishing Company”) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any Company SEC Document filed at least 2 Business Days before the date of this Agreement (including the exhibits and schedules thereto, but excluding (i) any forward-looking disclosures set forth in any “risk factors” section, (ii) any disclosures in any “forward-looking statements” section and (iii) any other statements that are similarly predictive, cautionary or forward-looking in nature; it being understood that nothing disclosed in any Company SEC Document shall be deemed to be a qualification of or modification to the representations and warranties in Section 4.01, Section 4.02, Section 4.05 or Section 4.06) or, subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the receipt of the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to Delaware Law. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditor’s rights, or by principles governing the availability of equitable remedies in any Legal Action (collectively, the “Enforceability Exceptions”)).

(b) At a meeting duly called and held, the Board of Directors (upon the unanimous recommendation of the Special Committee) has (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) directed that the adoption of this Agreement and approval of the Merger and other transactions contemplated hereby be submitted to a vote at a meeting of the Company’s stockholders and (iv) resolved, subject to Section 6.04(a), to recommend approval and adoption of this Agreement and the Merger and other transactions contemplated hereby by its stockholders (such recommendation, the “Company Recommendation”), which resolutions have not been rescinded, modified or withdrawn, except as permitted under Section 6.04(a).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Proxy Statement and the Schedule 13E-3, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of NASDAQ and (e) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-Contravention. Except as set forth on Section 4.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, in each case, with or without notice, the lapse of time or both, under any provision of any Contract or other instrument binding upon the Company or any of its Subsidiaries or their respective properties or assets or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries or result in a violation of, a termination (or right of termination) or cancellation of, or default under, or the creation or acceleration of any obligation or the loss or reduction of a benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, or other Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, with only such exceptions, in the case of each of clauses Section 4.04 through Section 4.04, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $ 0.01 per share (“Company Common Stock”) and 30,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of February 12, 2021, there were outstanding (i) 36,726,500 shares of Company Common Stock (including restricted shares of Company Common Stock (“Company RSAs”) relating to an aggregate of 84,723 shares of Company Common Stock), (ii) no shares of Company Preferred Stock, (iii) Company RSUs relating to an aggregate of 884,213 shares of Company Common Stock and (iv) Company Options to purchase an aggregate of 290,301 shares of Company Common Stock (of which options to purchase an aggregate of 290,301 shares of Company Common Stock were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Options will be, when issued duly authorized and validly issued and fully paid and non-assessable. Since February 12, 2021 through the date hereof, other than as a result of any settlement of Company RSUs or exercise of Company Options, neither the Company nor any of its Subsidiaries has (1) issued, delivered, sold, announced, pledged, transferred, subjected to any Lien or granted or otherwise encumbered or disposed of any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

(b)   As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote, or the value of which is directly based upon or derived from the capital stock, voting securities or other Company on which stockholders or equityholders of the Company or any of its Subsidiaries may vote, or the value of which is directly based upon or derived from the capital stock, voting securities or other Company Securities of the Company or any of its Subsidiaries.

(c)   Except as set forth in this Section 4.05, pursuant to the Company Rights Plan and for changes since February 12, 2021 resulting from any settlement of Company RSUs or exercise of Company Options, as of the date hereof there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company, (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (c) through (c) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the disposition or voting of any shares of capital stock of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Company Securities or any securities of the Company’s Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(d)  None of the Company Securities are owned by any Subsidiary of the Company.

(e)   Section 4.05(e) of the Company Disclosure Schedule contains a correct and complete list, as of the date hereof, of all outstanding Company Options and Company RSUs, including the holder, the date of grant, and where applicable, the number of shares of Company Common Stock currently outstanding under such award, exercise price, term and vesting schedule (to the extent the award is not fully vested). All Company Options and Company RSUs are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent.

(f)   Neither the Company nor any of its Subsidiaries is a party to any Contract limiting the ability of the Company or any of its Subsidiaries to make any payments, directly or indirectly, by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments or any other Contract that restricts the ability of the Company or any of its Subsidiaries to make any payment, directly or indirectly, to its stockholders.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019.

(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any material Lien. As of February 12, 2021, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) stock options, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (b) through (b) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. SEC Filings; Internal Control. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, certifications, registration statements, proxy statements, prospectuses and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2019 (the reports, schedules, forms, certifications, registration statements, proxy statements, prospectuses and other documents filed or furnished with the SEC (whether required or filed on a voluntary basis, in each case, including any supplements or amendments thereto and all exhibits and schedules thereto and other information incorporated therein by reference, the “Company SEC Documents”).

(b)   As of its filing or furnishing date, each Company SEC Document complied, and each Company SEC Document files subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)   As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date hereof, as of the date of such amended or superseded filing or furnishing), each Company SEC Document filed or furnished pursuant to the 1934 Act did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)   Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the applicable rules, regulations and forms of the SEC and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer and the principal financial officer of the Company to make the certifications required under the 1934 Act with respect to such reports. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) as required by Rule 13a-15 under the 1934 and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries for external purposes in accordance with GAAP. Except as set forth on Section 4.07(e) of the Company Disclosure Schedule, since January 1, 2019, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s Internal Controls.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, none of which are expected to be material individually or in the aggregate). Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC.

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (including any amendments or supplements thereto and any other document incorporated or referenced therein, the

“Proxy Statement”) and the Rule 13E-3 transaction statement on Schedule 13E- 3 of the Company to be filed with the SEC in connection with the Merger (including any amendments or supplements thereto and any other document incorporated or referenced therein, the “Schedule 13E-3”) will, when definitively filed with the SEC, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and Schedule 13E-3 and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, the Proxy Statement and Schedule 13E-3, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement or Schedule 13E-3 based upon information supplied in writing to the Company by Parent or Merger Sub or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Except as set forth on Section 4.10 of the Company Disclosure Schedule, since the Company Balance Sheet Date through the date of this Agreement (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had a Company Material Adverse Effect.

Section 4.11. No Undisclosed Material Liabilities. As of the date hereof, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company, other than: (a) liabilities or obligations disclosed and accrued for or otherwise reflected in the Company Balance Sheet; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities or obligations permitted by, or incurred pursuant to the transactions contemplated hereby; and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Compliance with Laws; Permits.

(a)   The Company and each of its Subsidiaries are and have been at all times since January 1, 2018 in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   Each of Company and its Subsidiaries has all licenses, permits, franchises, approvals, authorizations, registrations, certifications, accreditations and consents of all

Governmental Authorities (collectively, the “Company Permits”) that are necessary or required pursuant to Applicable Law (including Environmental Law) for conduct of its business as conducted by it as of the date of this Agreement, except for failures to have any Company Permits that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries is violating any Company Permits, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, since January 1, 2018, none of Company or any of its Subsidiaries has received any notice of any action pending or, to the knowledge of Company, threatened by any Governmental Authority to revoke, withdraw, modify, restrict or suspend any Company Permit, and no event has occurred which, with or without the giving of notice, the passage of time, or both, has resulted in, or would reasonably be expected to result in, a revocation, withdrawal, modification, restriction or suspension of any Company Permit, except for any such events that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13. Compliance with Anti-Corruption and Anti-Money Laundering Laws; Sanctions.

(a)   Since January 1, 2018, none of the Company or any of its Subsidiaries or any of their respective directors or officers, or to the Knowledge of the Company, any of their other respective agents or Persons acting on their behalf, has, in connection with or acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, engaged in any unlawful activity or made any unlawful payment or otherwise offered anything of value in violation of any Applicable Law governing corrupt practices or money laundering, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977 (“Anti-Corruption Laws”). Since January 1, 2018, neither the Company nor any of its Subsidiaries has made any disclosure to a Governmental Authority, or conducted any internal investigation concerning any actual or alleged violation of any Anti-Corruption Law. The Company and its Subsidiaries have implemented and maintain in effect policies, procedures, and controls, including a system of internal accounting controls, which are reasonably designed to comply with applicable Anti-Corruption Laws, and have maintained complete and accurate books and records of payments, gifts, and other things of value provided to any agents, consultants, representatives, third parties, and Governmental Authorities.

(b)   Neither the Company nor any of its Subsidiaries nor any of their directors or officers, nor to the Knowledge of the Company any employees or agents of the Company or its Subsidiaries is (i) on the list of Specially Designated Nationals and Blocked Persons or any similar list of sanctioned or restricted persons issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or any other U.S. Governmental Authority; (ii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly by a Person or Persons described in clause (b); or (iii) located, resident, or organized in a country or territory that is the target of country or territory-wide Applicable Laws of the United States relating to imports, exports and economic sanctions, including all such Applicable Laws administered by OFAC, the U.S. Department of Commerce, and the U.S. Department of State.

Section 4.14. Litigation.

(a)   As of the date hereof, there is no Legal Action pending against, or, to the Knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries before (or, in the case of threatened Legal Action, that would be before) any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   Since January 1, 2018, no material order, injunction, judgment, decree or corporate integrity agreement or settlement agreement with a Governmental Authority has been entered that imposes any material continuing obligations on the Company or any of its Subsidiaries. Section 4.14(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each Legal Action and order, injunction, judgment or decree that (i) resulted in any criminal sanctions to the Company its Subsidiaries since January 1, 2018, or, to the Knowledge of the Company, resulted in any criminal sanctions to the Company or its Subsidiaries prior to January 1, 2018, (ii) since January 1, 2018, resulted in an order, injunction, judgment or decree requiring payments in excess of $500,000, in each case by or against the Company or its Subsidiaries or, in their capacity as such, any of their respective officers or directors, or (iii) imposed any injunctive relief with respect to, or that has required the Company or its Subsidiaries to materially alter, its business practices since the January 1, 2018, or, to the Knowledge of the Company, imposed any injunctive relief with respect to, or that has required the Company or its Subsidiaries to materially alter, its business practices prior to January 1, 2018. There are no Legal Actions pending, or to the Knowledge of the Company, threatened against the Company or its Subsidiaries that seek to materially interfere with or delay the consummation of the transactions contemplated by this Agreement.

Section 4.15. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.15(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and valid (and, with respect to Owned Real Property, marketable and record) title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, in each case, free and clear of all Liens other than Permitted Liens.

(b) As of the date hereof, Section 4.15(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and (ii) all real property leased by or for the benefit of the Company or any of its Subsidiaries for which the Company or its Subsidiaries make minimum annual base rent payments of $250,000 (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The

Company has delivered or made available to Parent copies of all leases, subleases or licenses, and all material amendments and modifications thereof, with respect to the Leased Real Property (each, a “Real Property Lease”).

(c) Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, (i)   each Real Property Lease is valid and in full force and effect, (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease, and (iii) neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Real Property Lease. The Company has not collaterally assigned or granted any mortgage or other security interest in any Real Property Lease or any interest therein. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there are no Liens on the estate or interest created by any Real Property Lease other than Permitted Liens.

(d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not received any written notice that all or any portion of Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority (or other party with the power of eminent domain) with or without payment of compensation therefor.

(e)   Except for any Permitted Liens and as set forth in Section 4.15(e) of the Company Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i)   there are no contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Real Property for its current use and (ii) all structures and other buildings on the Real Property are in good operating condition without structural defects, are suitable and sufficient for the current use thereof, and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.

(f)   The Real Property constitutes all material interests in real property (i) currently used, occupied or held for use in connection with the business of the Company and its Subsidiaries as currently conducted and (ii) necessary for the current operation of the business of the Company and its Subsidiaries.

Section 4.16. Intellectual Property; Data Privacy and Security. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or its Subsidiaries own all right, title and interest in all Intellectual Property owned by the Company or its Subsidiaries (the “Owned Intellectual Property”) free and clear of all Liens, other than Permitted Liens and (ii) all material items of Owned Intellectual Property that are registered or otherwise filed with U.S. Patent and Trademark Office, U.S. Copyright Office, or equivalent foreign registering body anywhere in the world are subsisting and, to the Knowledge of the Company, valid and enforceable.

(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.16(b) of the Company Disclosure Schedule: (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any valid and enforceable Intellectual Property rights of any Person; (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Intellectual Property rights owned by the Company or its Subsidiaries; (iii) there is no material claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any valid and enforceable Intellectual Property rights of any Person; (iv) (A) none of the Owned Intellectual Property is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by the Company or its Subsidiaries and (B) there are no pending or, to the Knowledge of the Company, threatened claims or allegations seeking to challenge the validity, enforceability or ownership of the Company or any of its Subsidiaries’ rights in any material Intellectual Property owned by the Company or its Subsidiaries; and (v) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property owned by the Company or its Subsidiaries, the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof.

(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.16(c) of the Company Disclosure Schedule, the IT Assets owned, used or held for use by the Company or any of its Subsidiaries: (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) to the Knowledge of the Company, have not malfunctioned or failed within the past three years and (iii) to the Knowledge of the Company, are free from any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, spyware and any other disabling or malicious code.

(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.16(d) of the Company Disclosure Schedule, (i) to the Knowledge of the Company, the Company and its Subsidiaries have not, since January 1, 2018, experienced any unauthorized access to or other breach of security with respect to any IT Assets owned, used or held for use by the Company or any of its Subsidiaries, Personal Information or trade secrets; (ii) (A) the Company and its Subsidiaries have complied with all Applicable Laws and with their own respective privacy policies (“Privacy Policies”) relating to the collection, storage, use, processing, disclosure and transfer of any Personal Information and (B) neither the Company nor any of its Subsidiaries has received a complaint from any Governmental Authority or any other third party regarding its collection, storage, use, processing, disclosure or transfer of Personal Information that is pending or unresolved and, to the

Knowledge of the Company, there are no facts or circumstances that would give rise to any such complaints; and (iii) the Company and its Subsidiaries have reasonably designed security measures in place to protect any Personal Information under their possession or control from any use or access that would violate Applicable Law, the Privacy Policies or any contractual obligations applicable to the Company or any of its Subsidiaries.

Section 4.17. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)   All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Laws (taking into account all extensions), and all such Tax Returns are true, correct and complete.

(b)   The Company and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except for Taxes being contested in good faith and for which adequate reserves have been established on the financial statements of the Company, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c)   Except as set forth on Section 4.17(c) of the Company Disclosure Schedule, there is no audit or Legal Action now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax.

(d)   Neither the Company nor any of its Subsidiaries has filed with any Governmental Authority any agreement extending or waiving, the application of any statute of limitations applicable to any claim for, or the period for assessment and collection of, any Taxes.

(e)   Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(f)   There are no Liens in respect of or on account of Taxes on any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.

(g)   Except as set forth on Section 4.17(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group the common parent of which is the Company or any of its Subsidiaries), (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), or as a transferee or successor, or (iii) is a party to or bound by, or has any obligation under, any

Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and its Subsidiaries).

(h)   Within the last two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported to or intended to be governed in whole or in part by Section 355(a) of the Code.

(i)   Within the last three years, no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or its Subsidiary is or may be subject to taxation by such jurisdiction, which claim has not been resolved.

(j)   Except as set forth on Section 4.17(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has deferred any Taxes under Section 2302 of the CARES Act, claimed any tax credit under Section 2301 of the CARES Act or otherwise taken any action to elect or avail itself of any provision of the CARES Act related to Taxes.

Section 4.18. Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule accurately and completely lists each material Company Plan. With respect to each material Company Plan, subject to Applicable Law, the Company has made available to Parent a copy (or, to the extent no copy exists, an accurate description thereof) of such plan and all material amendments thereto.

(b)   Each Company Plan has been maintained in compliance with its terms and Applicable Law, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan that is intended to qualify for special tax treatment meets the requirements for such treatment.

(c)   Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, no Company Plan is subject to Title IV of ERISA, and no ERISA Affiliate sponsors, maintains or contributes to an employee benefit plan that is subject to Title IV of ERISA.

(d)   Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or any ERISA Affiliate currently contributes to, or has contributed within the last six years, to a Multiemployer Plan, or to a “multiple employer plan”, as defined under Section 4064 of ERISA.

(e)   Except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect or as set forth in Section 4.18(e) of the Company Disclosure Schedule, neither the Company, Subsidiary nor any ERISA Affiliate, at any time, has withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in the Company’s joint and several obligation for any “withdrawal liability”, as defined under Section 4201 of ERISA (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), without having fully satisfied any and all withdrawal liability for such a withdrawal. To the Company’s Knowledge, with respect to each Multiemployer Plan to which the Company, Subsidiary or ERISA Affiliate has contributed or been obligated to contribute in the last six years: (i) no such Multiemployer Plan has had a mass withdrawal (unless the Company’s withdrawal liability for any such mass withdrawal has been fully satisfied) or is projected to have a mass withdrawal as defined under Section 4219(c)(1)(D) of ERISA so as to result, directly or indirectly, in withdrawal liability for the Company, Subsidiaries or ERISA Affiliates under Title IV of ERISA; (ii) no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation) to terminate any such Multiemployer Plan; and (iii) except as forth on Section 4.17(e) of the Company’s Disclosure Schedule, no such Multiemployer Plan is in endangered, critical or critical and declining status, within the meaning of Section 305 of ERISA.

(f)   Except as set forth on Section 4.18(f) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) would reasonably be expected to (i) entitle any current or former Company Service Provider to any material payment or material benefit (including any gross-up, indemnity or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code), or accelerate the time of payment or vesting of any material compensation or material benefits, other than with respect to the treatment of Company RSUs and Company Options in accordance with Section 2.05 or (ii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan.

(g)   Except as set forth in Section 4.17(g) or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Plan provides any post-retirement medical, dental or life insurance benefits to any current or former Company Service Provider (other than coverage mandated by Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985).

(h)   No Legal Action (other than routine claims for benefits) is pending against or, to the Company’s Knowledge, is threatened in writing against, any Company Plan that, individually or in the aggregate, if determined or resolved, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.19. Employee and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any material Collective Bargaining Agreement. To the Company’s Knowledge, as of the date hereof, there is no labor union organizing activity being conducted with respect to any material segment of the Company Employees and, since December 31, 2019, there has been no labor dispute, grievance, arbitration, unfair labor practice or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against or affecting the Company or any of its Subsidiaries, in each case, pending or threatened in writing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   Neither the Company nor any of its Subsidiaries has, (i) in the last six (6) months, effectuated any plant closing, mass layoff, or other reduction in force subject to the Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign Applicable Law (collectively, the “WARN Act”) without complying with the notice and other provisions of the WARN Act; (ii) engaged in any employee furloughs or other work reduction that may be subject to the WARN Act if such furlough or work reduction remains in place for a time period set by the WARN Act; or (iii) incurred any liability or obligation under the WARN Act that remains unsatisfied, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)   The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Applicable Laws respecting labor and employment, including provisions thereof relating to fair employment practices, terms and conditions of employment, collective bargaining, unfair labor practices, reductions in force, equal employment opportunity, employment discrimination, harassment, civil rights, safety and health, disability, employee benefits, workers’ compensation, immigration, background checks, paid or unpaid leave, classification of employees and independent contractors, and wages and hours, and since March 1, 2020, have been in compliance with all Applicable Laws respecting COVID-19, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as provided in Section 4.18(c) of the Company Disclosure Schedule, since January 1, 2018, no Legal Action or other notice of any non-compliance with any Applicable Law relating to labor or employment has been made or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    (i) To the Company’s Knowledge, since January 1, 2018, no Key Employee has been or is being investigated in connection with any misconduct or cover-up of misconduct related to discrimination or harassment based on sex, race, or any other prohibited characteristic, nor subject to any disciplinary action in connection with such misconduct, that could reasonably be expected to cause any material damage to the reputation or business of the Company or its Subsidiaries; (ii) no charges or complaints of discrimination or harassment based on sex, race, or any other prohibited characteristic have been made against the Company, its Subsidiaries, or any of the Key Employees, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) neither the Company nor any of its Subsidiaries have entered into any material settlement with any Company Service Provider that has made a charge or complaint of discrimination or harassment based on sex, race, or any other prohibited characteristic.

(e) The Company has made available to Parent a true, complete and accurate list of each Company Employee from January 1, 2020 until the date of this Agreement, including, to the extent permissible by Applicable Law, employee name or unique identifier, job title, hire date, current employment status, exempt/non-exempt status, employment location and base salary and current target short-term incentive compensation opportunity.

Section 4.20. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)   the Company and its Subsidiaries (and their respective operations) are, and except for matters that have been fully resolved or for which the statute of limitations has expired or that have been listed in Section 4.20(a) of the Company Disclosure Schedule, have been, in compliance with all Environmental Laws;

(b)   except as set forth on Section 4.20(b) of the Company Disclosure Schedule, no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in violations of, or has any liability under, any Environmental Laws, and there are no judicial, administrative or other Legal Action or inquiries pending or, to the Company’s Knowledge, threatened in writing which allege a violation by, or liability of, the Company or any of its Subsidiaries of any Environmental Laws;

(c)   neither the Company nor any of its Subsidiaries has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or released any Hazardous Substance, or owned or operated any property or facility (and, to the knowledge of the Company, no such property or facility is contaminated by any Hazardous Substance) in a manner that has resulted or that could reasonably be expected to result in any liabilities of the Company or any Subsidiary under Environmental Law;

(d)   neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws;

(e)   the transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any Environmental Laws, including any so-called “transaction-triggered” or “responsible property transfer” requirements; and

(f)   to the Knowledge of Company, there are no liabilities or obligations of Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, relating to any Environmental Law or the presence of, or exposure to, any Hazardous Substance (including any such liability or obligation retained or assumed by Contract or by operation of Law).

Section 4.21. Material Contracts. (a) Section 4.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each Contract described below in this Section 4.21(a) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), in each case as of the date hereof (each, a “Material Contract”):

(i)   each Contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to engage in any line of business or geographic region, or with any Person, or the manner in which the Company or its Subsidiaries may so engage in any business, (B) contains any material “most favored nation” provision, exclusive dealing arrangement or arrangement that grants any call or put option, tag-along right, drag-along right, right of first refusal, first offer, first negotiation or similar preferential right to any other Person, (C) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets, or (D) purports to limit in any material respect the ability of the Company or its Subsidiaries (or, at and after the Effective Time, Parent or its Subsidiaries) to hire, employ or enter into a similar arrangement with any Person (other than ordinary course employee non-solicits), and, in each case of (A) through (D), which Contract is material to the Company and its Subsidiaries, taken as a whole (and, to the Knowledge of the Company, there are no Contracts of the types set forth in clauses (A) through (D) (without giving effect to the immediately preceding materiality qualifier) that purport to bind Affiliates that control the Company, or the controlled Affiliates of Affiliates that control the Company);

(ii)   any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project Contract that is material to the Company and its Subsidiaries, taken as a whole;

(iii)   each Contract relating to outstanding Indebtedness of the Company or any of its Subsidiaries or any financial guaranty thereof in an amount, together with any undrawn commitments to fund Indebtedness under such Contract, in excess of $100,000, other than (A) Contracts among the Company and its wholly owned Subsidiaries and (B) financial guarantees entered into in the ordinary course of business;

(iv)   any Contract (excluding licenses for commercial off-the-shelf computer software or non-exclusive licenses granted in the ordinary course of business) to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries (A) is granted any license or right to use, or covenant not sue with respect to, any Intellectual Property of a Third Party or (B) has granted to a Third Party any license or right to use, or covenant not to sue with respect to, any Intellectual Property, and, in the case of both (iv) and (iv), which Contract is material to the Company and its Subsidiaries, taken as a whole;

(v)   any collective bargaining agreement, works council agreement, labor or trade union contracts or other similar agreement with any union or other bargaining representative of any Company Employee (collectively, “Collective Bargaining Agreements”);

(vi) any retention, change in control or transaction-based payments or benefits;

(vii)   each Contract involving (A) a pending acquisition or sale of (or option to purchase or sell) any line of business or (B) any acquisition or divestiture Contract that contains unpaid “earn out” or other similar contingent payment obligations;

(viii)   each Contract providing for an advance or capital contribution to, or investment in, any other Person that is not the Company or its Subsidiaries;

(ix)   any Contract involving the settlement, conciliation or similar resolution of any Legal Action that (A) obligates the Company or its Subsidiaries (or, at and after the Effective Time, Parent and its Subsidiaries) to make payments after the date hereof in excess of $250,000, (B) imposes any continuing material non-monetary obligations (other than customary confidentiality obligations) on the Company or its Subsidiaries (or, at and after the Effective Time, Parent and its Subsidiaries), (C) involves the admission of wrongdoing by the Company or its Subsidiaries (or, at and after the Effective Time, Parent and its Subsidiaries) or (D) is with any Governmental Authority;

(x) any Real Property Lease;

(xi) is a Company Affiliate Contract; and

(xii)   any other Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)   Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.21(b) of the Company Disclosure Schedule, as of the date hereof (i) each Contract set forth in Section 4.20(a) of the Company Disclosure Schedule is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to any such Contract, is in violation of any provision thereof and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto.

Section 4.22. Insurance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and any contract or agreement to which the Company or its Subsidiaries is a party, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

(b)   All material litigation covered by any of the policies has been properly reported to and accepted by the applicable insurer and there is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Neither the Company nor any of its Subsidiaries has incurred any material loss covered by any insurance policy and still pending for which it has not properly asserted a claim under such policy.

(c)   Each insurable asset of the Company and its Subsidiaries has at all material times been and is at the date of this agreement insured to its full replacement value, except where a failure of the assets to be so insured is not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.23. Finders’ Fees. Except for Lazard Frères & Co. LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24. Opinion of Financial Advisor. The Special Committee has received the opinion of Lazard Frères & Co. LLC, financial advisor to the Special Committee, to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration is fair to the Company’s stockholders (other than Parent, Merger Sub and the other Excluded Company Persons) from a financial point of view.

Section 4.25. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby and thereby from any antitakeover or similar statute or regulation (other than Section 203 of Delaware Law with respect to the Merger), and, accordingly, no such other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, or any of the transactions contemplated hereby.

Section 4.26. Transactions with Affiliates. Except for Employee Benefit Plans and any Contracts with Excluded Company Persons, Section 4.26 of the Company Disclosure Schedule sets forth a true and complete list of the Contracts (each a “Company Affiliate Contract”) that are in existence as of the date of this Agreement between the Company or any its Subsidiaries and any (i) present executive officer or director of the Company or any of the Company Subsidiaries or any person that has served as such an executive officer or director within the last five (5) years or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than five percent (5%) of the Company Common Stock as of the date of this Agreement or (iii) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or its Subsidiaries), in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.27. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties expressly set forth in Article 5, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent, Merger Sub, their respective Representatives or any other Person to the Company or any of its Representatives or Affiliates, and the Company hereby disclaims reliance on, and acknowledges and agrees that neither the Company nor any of its Affiliates or Representatives has relied any such other representation or warranty (including as to the accuracy or completeness of any information provided by Parent or Merger Sub to the Company), whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent or Merger Sub or any of their Representatives or Affiliates with respect to any one or more of the foregoing. The Company also acknowledges and agrees that neither Parent nor Merger Sub makes any representation or warranty, and that neither the Company nor any of its Affiliates or Representatives has relied on any representation or warranty, with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or any of its Subsidiaries or the future business, operations or affairs of Parent or any of its Subsidiaries heretofore or hereafter delivered to or made available to the Company or its Representatives or Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Each of Parent and Merger Sub represent and warrant to the Company that:

Section 5.01. Corporate Existence and Power. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company powers required to carry on its business as now conducted, except for any failures to be so incorporated, existing and in good standing and any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted, except for any failures to be so incorporated, existing and in good standing and any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and non-assessable and are owned by, and at the Effective time will be owned by, Parent, free and clear of all Liens.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no vote of the stockholders of Parent is necessary to authorize the execution, delivery or performance of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions). Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Proxy Statement and the Schedule 13E-3, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, and (d) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses Section 5.04 through Section 5.04, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. The information supplied in writing by Parent for inclusion in the Proxy Statement or the Schedule 13E-3 will not, at the time the Proxy Statement and the Schedule 13E-3 are definitively filed with the SEC, at the time the Proxy Statement and Schedule 13E-3 are first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement or Schedule 13E-3 based upon information supplied by the Company or any of its Representatives or advisors specifically for use or incorporation by reference therein.

Section 5.06. Litigation. As of the date hereof, there is no Legal Action pending against, or, to the Knowledge of Parent, threatened in writing against, Parent or any of its Subsidiaries before (or, in the case of threatened Legal Action, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against Parent or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07. Finders’ Fees. Except for Moelis & Company LLC, whose fees will be paid by Parent, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.08. Knowledge of Parent. As of the date hereof, Parent has no Knowledge of any facts or circumstances which would cause the representations and warranties of the Company as set forth in Article 4 to fail to be true and correct in all material respects, or which would otherwise reasonably be expected to materially impede or delay the consummation of the transactions contemplated hereby (excluding any matters disclosed in materials provided by the Company to the Board of Directors).

Section 5.09. Ownership of Common Stock. Except for the 6,355,381 and 5,198,925 shares of Company Common Stock owned by Alden Global Opportunities Master Fund, L.P. and Alden Global Value Recovery Master Fund, L.P. (collectively, the “Guarantors ”), none of Parent, Merger Sub or its or their respective affiliates and associates (as defined in Section 203(c) of Delaware Law) (including any Excluded Company Persons) (a) beneficially owns, directly or indirectly (including pursuant to a derivatives Contract), any Company Securities or Company Subsidiary Securities, (b) has

any rights to acquire, directly or indirectly, any Company Securities or Company Subsidiary Securities or (c) “owns” (as defined in Section 203(c) of Delaware Law) any Company Securities or Company Subsidiary Securities, in each case except pursuant to this Agreement. Parent, the Guarantors and the Persons listed on Section 5.09 of the Parent Disclosure Schedule are the sole record or beneficial owners of, and have good and marketable title to, all of the Company Securities or Company Subsidiary Securities set forth (or required to be set forth) in the immediately preceding sentence of this Section 5.10, free and clear of any and all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Company Securities or Company Subsidiary Securities), other than encumbrances or restrictions imposed by applicable securities law, rules or regulations or pursuant to that certain Amended & Restated Cooperation Agreement, dated as of July 1, 2020, by and among the Guarantors, Alden Global Capital, LLC and the Company (the “A&R Cooperation Agreement”), and have, and will have at all times, the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, such Company Securities and Company Subsidiary Securities.

Section 5.10. Guarantee; Equity Commitment Letter; Financing.

(a)   Parent has delivered to the Company true, complete and fully executed copies of (i) a guarantee (the “Guarantee”) from the Guarantors and (ii) a commitment letter (the “Equity Commitment Letter”) from the Guarantors confirming their commitment to, subject to the terms and conditions set forth therein, provide Parent with equity financing in connection with the transactions contemplated hereby in the amount set forth therein (the “Equity Financing”). The Guarantors collectively have sufficient cash on hand, liquid securities, immediately available undrawn amounts and/or other assets to enable Parent and Merger Sub to consummate the Merger and to pay the fees and expenses of Parent and Merger Sub related to the transactions contemplated hereby, including, for the avoidance of doubt, (A) the amounts payable by Parent pursuant to Article 2 and (B) all related fees and expenses of Parent, Merger Sub and their respective Representatives required to be paid at the Closing pursuant to this Agreement.

(b)   Each Guarantor is an exempted limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all partnership powers required to carry on its business as now conducted. The execution, delivery and performance by each Guarantor of the Guarantee and the Equity Commitment Letter, and the consummation of the transactions contemplated hereby and thereby, are within the partnership powers of each such Guarantor and have been duly authorized by all necessary partnership action on the part of each such Guarantor and its general partner. Each of the Guarantee and the Equity Commitment Letter is in full force and effect and constitutes a valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of either Guarantor under the Guarantee or the Equity Commitment Letter.

(c) Parent affirms that it is not a condition to the Closing or to any of its other obligations under or related to this Agreement that Parent obtain financing for, or related to, any of the transactions contemplated by this Agreement.

Section 5.11. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 4 and Article 5 of this Agreement (for this purpose, such representations and warranties shall be true and correct in all material respects) and (c) after giving effect to the transactions contemplated by this Agreement, including any Debt Financing or other alternative financing, the payment of the aggregate Merger Consideration and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.12. Management Agreements .. As of the date hereof, there are no Contracts between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.13. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties expressly set forth in Article 4, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company, its Representatives or any other Person to Parent or Merger Sub, or any of their respective Representatives or Affiliates, and each of Parent and Merger Sub hereby disclaims reliance on, and acknowledge and agree that none of Parent, Merger Sub, any of their respective Affiliates or any Representatives of any of the foregoing has relied on any such other representation or warranty (including as to the accuracy or completeness of any information provided by the Company to Parent or Merger Sub), whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Each of Parent and Merger Sub also acknowledges and agrees that the

Company makes no representation or warranty, and that none of Parent, Merger Sub, any of their respective Affiliates or any Representatives of any of the foregoing has relied on any representation or warranty, with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (w) as expressly required or contemplated by this Agreement, (x) as set forth in Section 6.01 of the Company Disclosure Schedule, (y) as required by Applicable Law or (z) in connection with any reasonable action taken, or omitted to be taken, pursuant to any COVID- 19 Measures or which is otherwise taken, or omitted to be taken, in reasonable response to COVID-19 in the ordinary course of business, from the date hereof until the Effective Time (provided, that the Company shall give Parent written notice of any such action that is material to the Company’s or its Subsidiaries’ business within 24 hours thereof), the Company (a) shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) preserve substantially intact its business, organization, assets and properties, and (2) preserve in all material respects its relationships with any customers, suppliers, vendors, payors, partners, Governmental Authorities, licensors, licensees and any other Persons with which it has material business relations, in each case in this clause (a) in the ordinary course of business, and (y) and (b) shall not, and shall not permit any of its Subsidiaries to:

(i)   amend its certificate of incorporation, bylaws or other similar organizational documents, other than in immaterial respects;

(ii) (A) split, combine or reclassify any shares of its capital stock, (B)   declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned Subsidiaries, (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of the Company Stock Plan with respect to any Company Options and Company RSUs, in each case, that are issued and outstanding as of the date hereof or after the date hereof in accordance with clause (iii) below or (D) enter into any agreement with respect to the voting of any Company Securities or Company Subsidiary Securities;

(iii)   (A) issue, grant, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (1) any shares of Company Common Stock upon the exercise of Company Options that are issued and outstanding as of the date hereof or issued after the date hereof in accordance with this clause (iii), in accordance with their terms, (2) any shares of Company Common Stock upon the settlement of Company RSUs that are issued and outstanding as of the date hereof or issued after the date hereof in accordance with this clause (iii), in accordance with their terms and (3) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company or (B) amend any term of any Company Security or any Company Subsidiary Security, except as required by the terms of any Company Plan;

(iv)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, (A) any business or any division thereof or all or substantially all of the assets of, equity or voting securities in, any Person or (B) any material amount of assets, securities, properties, interests or businesses, other than, in the case of clause (iv), acquisitions of inventory, equipment, supplies and materials in the ordinary course of business consistent with past practice;

(v)   sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or, grant or suffer to exist any Lien (other than Permitted Liens) on, or otherwise dispose of any of its material assets, securities, properties, interests or businesses, other than the sale or licensing of goods and services (including licenses of Intellectual Property) to customers, suppliers, vendors, partners and other Persons in the ordinary course of business;

(vi)   make any material loans, advances or capital contributions to, or investments in, any other Person (other than (A) advances of business expenses to employees in the ordinary course of business, (B) accounts receivable from customers in the ordinary course of business, (C) loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries and (D) investments of cash in the ordinary course of business);

(vii)   incur any Indebtedness or guarantees thereof, other than (A) pursuant to any agreements in effect as of the date hereof, (B) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of Indebtedness of any wholly owned Subsidiary of the Company, (C) any Debt Financing or (D) any obligations under the Company’s existing contracts as of the date hereof to post additional cash collateral under any letters of credit existing as of the date hereof;

(viii)   make any capital expenditures, other than (A) capital expenditures provided for in the approved budget set forth in Section 6.01(b)(viii) of the

Company Disclosure Schedule or (B) other capital expenditures not in excess of $100,000 in the aggregate;

(ix)   settle any material Legal Action before a Governmental Authority, except for settlements of any workers’ compensation claim in the ordinary course of business for an amount not in excess of the amount accrued therefor in the Company’s most recent balance sheet, and which does not impose material equitable relief against the Company or any of its Subsidiaries and would not be expected to limit or restrict the operation of the Company or its Subsidiaries in any material respect; provided that the Company shall use reasonable best efforts to provide Parent with prior notice of and consult with Parent regarding the proposed terms of any such settlement;

(x)   except as required under the terms of any Company Plan in effect on the date hereof (including, for the avoidance of doubt, any Collective Bargaining Agreement) or any Contract, (A) increase the compensation or benefits of any Key Employee, (B) grant or award any bonus or incentive compensation (including equity), retention, severance, Tax gross-up, Tax indemnity, or reimburse the Taxes of any current or former Company Service Provider, except for severance payments and benefits to Company Employees following a qualifying termination of employment solely (1) to the extent required pursuant to a contractual obligation of the Company existing as of the date hereof, (2)   as required by Applicable Law or (3) pursuant to the terms of the Company’s broad-based severance policy in effect as of the date hereof in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into, terminate or materially amend any Company Plan, (D) partially or completely withdraw from any Multiemployer Plan, (E) hire or terminate (except for cause) any Key Employee, (F) establish any new Company severance policy or benefits or modify any Company severance policy or severance benefits existing as of the date hereof or (G) enter into or amend any written employment agreement with any current or future Company Employee;

(xi)   change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(xii)   make, change or rescind any material Tax election, change any annual Tax accounting period, adopt or make any material change in its method of Tax accounting, file any material Tax Return in a jurisdiction in which neither the Company nor its Subsidiaries did not previously file, file any material amended Tax Returns or claims for material Tax refunds, engage in any voluntary disclosure or similar process with a Taxing Authority with respect to a material Tax, extend or waive the statute of limitations with respect to any material Tax or enter into any material closing agreement, settle or compromise any material Tax claim, audit or assessment, or surrender or settle any right to claim a material Tax refund, offset or other material reduction in Tax liability, in each case, other than in the ordinary course of business or as required by Applicable Law;

(xiii)   merge or consolidate with any other Person or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xiv)   terminate, cancel or fail to renew any material insurance coverage maintained by the Company or any of its Subsidiaries with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage, unless (A) such coverage is not available on commercially reasonable terms or (B) lesser coverage amounts are reasonably appropriate in light of changes to the Company’s and its Subsidiaries’ business (including termination of leases in accordance with the terms hereof);

(xv)   (A) enter into any Contract that would have been a “Material Contract” or “Real Property Lease” if it had been entered into prior to the date of this Agreement, (B) except in the ordinary course of business, terminate or fail to renew any Material Contract or Real Property Lease, other than, in the case of this clause (B) termination without material penalty to the Company or any its Subsidiary, (C) amend or modify any Material Contract or Real Property Lease in any manner adverse to the Company and its Subsidiaries in any material respect or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement, or (D) waive any material benefit or right under any Material Contract or Real Property Lease, provided, that all references to Real Property Leases in this clause (xv) shall disregard any dollar threshold set forth in the definition thereof;

(xvi)   enter into, amend or modify the terms of any Contract with any Person covered under Item 404 of Regulation S-K under the Securities Act or make any payment to any Person covered under Item 404 of Regulation S-K under the Securities Act (other than payments, transactions or benefits pursuant to Employee Benefit Plans made available to Parent prior to the date hereof);

(xvii)   make any contributions to any Company Plan or Multiemployer Plan subject to Section 302 of ERISA and Section 412 of the Internal Revenue Code, except: (i) in the minimum amount necessary to satisfy the requirements of Section 302(a) of ERISA and Section 412(a) of the Internal Revenue Code, or (ii) in the minimum amounts required by the Company’s collective bargaining agreements or Section 515 of ERISA;

(xviii)    pay or settle any accounts payables in excess of $100,000, except payments when and as due, in accordance with any applicable Contracts or the Company’s past practice;

(xix) enter into any Contract with aggregate expenditures in excess of $500,000; or

(xx)  agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. The Company shall (a) as soon as reasonably practicable, but not later than five (5) Business Days following the date on which the SEC staff advises that it has no further comments on the Proxy Statement and the Schedule 13E -3 or that the Company may commence mailing the Proxy Statement and the Schedule 13E-3, duly call and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common stock as of the record date established for, a meeting of holders of the shares of Company Common Stock (the “Company Stockholder Meeting”) to consider and vote upon the adoption of this Agreement and approval of the Merger and other transactions contemplated hereby; (b) take all actions necessary (including setting a record date in accordance with Delaware law, conducting broker searches in accordance with the Exchange Act, and any other ancillary actions) in order to comply with the foregoing clause Section 6.02, including under Delaware Law, the Company’s organizational documents and the applicable requirements of NASDAQ; and (c) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause Section 6.02, convene and hold the Company Stockholder Meeting, provided that the Company may (in consultation with Parent) adjourn or postpone the Company Stockholder Meeting to a later date with Parent’s reasonable consent or to the extent that such adjournment or postponement is reasonably necessary (i) to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (iii) to ensure that there are sufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (iv) otherwise where required to comply with Applicable Law (including fiduciary duties). Subject to Section 6.04, (A) the Board of Directors shall recommend that the holders of the shares of Company Common Stock adopt this Agreement, (B) the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval and (C) the Company shall otherwise comply in all material respects with all legal requirements applicable to the Company Stockholder Meeting.

Section 6.03. Access to Information. (a) From the date hereof until the Effective Time, subject to Applicable Law, the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and privacy laws) or binding agreement entered into prior to the date of this Agreement or (B) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts.

(b)   All information exchanged pursuant to Section 6.03(a) shall be subject to the confidentiality agreement dated as of January 4, 2021, between the Company and Parent (the “Confidentiality Agreement”).

(c)   During the period between the date hereof and the Closing Date, the Company and its Representatives shall cooperate with Parent and its Representatives with respect to providing information and making determination with respect to the identification of, and the potential impact and liabilities under Section 280G of the Code associated with, current or former Company Service Providers who are or may be determined to be “disqualified individuals” (within the meaning of Section 280G of the Code) as a result of, or due to, the transactions contemplated by this Agreement.

Section 6.04. No Solicitation; Other Offers.

(a)   No-Shop. From the execution of this Agreement until receipt of the Company Stockholder Approval, the Company shall not, shall cause its Subsidiaries not to, and shall and shall cause each of its Subsidiaries to use its reasonable best efforts to cause any of its or their respective Representatives not to (i) solicit or take any action to solicit, knowingly facilitate or encourage the submission of any expression of interest, inquiry, proposal or offer that constitutes an Acquisition Proposal or the making of any expression of interest, inquiry proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate with, any Third Party, in each case with respect to, relating to or in furtherance of an Acquisition Proposal or any expression of interest, inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) permit or make an Adverse Recommendation Change, (iv) enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other commitment or agreement in respect of any proposal or offer providing for an Acquisition Proposal (other than a confidentiality agreement as provided in Section 6.04(b)(i)) or (v) amend, modify, redeem, terminate or grant any waiver or release under the Company Rights Plan; provided that the foregoing shall not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries (but solely to the extent necessary to allow for a confidential and nonpublic Acquisition Proposal to be made to the Company or the Board of Directors) or the Company Rights Plan, in each case if the Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors, so long as the Company promptly (and in any event within 24 hours thereafter) notifies Parent thereof (including the identity of such counterparty) of such waiver or release.

(b)   Exceptions. Notwithstanding anything contained in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval:

(i)   the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made an unsolicited bona fide offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal not resulting, in whole or in part, from a breach of this Section 6.04, if the Board of Directors reasonably believes, after consultation with its outside legal counsel and financial advisors, based on information then available, that (1) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (2)   failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties and (B) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries pursuant to a confidentiality agreement no less favorable to the Company in any material respect to the Company than the Confidentiality Agreement (and that, for the avoidance of doubt, includes a customary standstill prohibiting a counterparty from acquiring any additional equity or voting securities of the Company or any of its Subsidiaries or any Company Securities and having a duration no shorter than the standstill set forth in the A&R Cooperation Agreement); provided that, to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Parent in connection with this transactions contemplated hereby, such nonpublic information or access is provided or made available to Parent prior to or substantially concurrently with the time such Third Party is provide such information or access;

(ii)   subject to compliance with Section 6.04(c) and Section 6.04(d), the Board of Directors may, (A) in response to an unsolicited bona fide offer, inquiry, proposal or indication of interest with respect to a written Acquisition Proposal not resulting, in whole or in part, from a breach of this Section 6.04, that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to enter into a definitive agreement for a Superior Proposal, or (B) in response to an Intervening Event, make an Adverse Recommendation Change, if, in each case, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties.

In addition, nothing contained herein shall prevent the Company or the Board of Directors (or any committee thereof) from (A) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an offer, inquiry, proposal or indication of interest with respect to an

Acquisition Proposal (provided that neither the Company nor the Board of Directors (nor any committee thereof) may recommend any Acquisition Proposal unless permitted by this Section 6.04(b)(ii) and even if permitted by the foregoing, is subject to the rights of Parent set forth in this Agreement), (B) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (C) contacting any Person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited, facilitated or encouraged in violation or breach of this Section 6.04, and engaging in discussions therewith to the extent required to clarify such offer, inquiry, proposal or indication of interest and the terms thereof.

(c)   Required Notices. From and after the date hereof, the Company shall notify Parent (whether before or after the Company Stockholder Approval is obtained) promptly after receipt by the Company of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that the Company reasonably believes is considering making, or has made, in connection with a potential Acquisition Proposal and keep Parent reasonably informed of the status and material terms and conditions of any Acquisition Proposal, including promptly (but in no event later than 24 hours after receipt) providing Parent copies of all material correspondence and written materials (including any substantive correspondence and written materials related to financial terms) sent or provided to the Company or any of its Subsidiaries in connection therewith. For the avoidance of doubt, the foregoing shall not in any way permit the Company to entertain or engage in discussions regarding an Acquisition Proposal following the Company Stockholder Approval.

(d)   Last Look. Neither the Board of Directors nor the Company shall take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least four Business Days prior to taking such action (the “Notice Period”), of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change and attaching a copy of any proposed agreements for the Superior Proposal, if applicable, (ii) during the Notice Period, the Company negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors to maintain the Company Recommendation and not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement; and (iii) following the expiration of the Notice Period, the Board of Directors determines in good faith, taking into account any amendments to the terms hereof proposed by Parent, that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties; provided, however, that in the event of any amendment to the financial terms or any other material terms of an Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.04(d) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be two Business Days).

(e)   Obligation to Terminate Discussions. Subject to the remainder of this Section 6.04, the Company (i) shall, and shall cause any of its Subsidiaries to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal, and (ii) shall promptly request that all copies of all confidential information that the Company or any of its Representatives have distributed or made available to any such Third Party in connection with their consideration of any Acquisition Proposal in the year prior to the date hereof (and all analyses and other materials prepared by or on behalf of such Third Party that contains, reflects or analyzes that information) be promptly destroyed or returned, and cause any physical or virtual data room to no longer be accessible to or by any such Third Party.

(f)   Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)   “Superior Proposal” means a bona fide written Acquisition Proposal (but substituting “90%” for all references to “20%” in the definition of such term) on terms that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, are more favorable from a financial point of view to the Company’s stockholders than the Merger, (taking into account all factors determined by the Board of Directors to be relevant with respect to such determination, including any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination).

(ii)   “Intervening Event” means any material event, fact, circumstance, development or occurrence that was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, to the Board of Directors as of the date of this Agreement and does not relate to an Acquisition Proposal, a Superior Proposal or any matter relating thereto or consequence thereof, which event or circumstance becomes known to or by the Board of Directors prior to receipt of the Company Stockholder Approval; provided that (A) in no event shall any action taken by the parties pursuant to the affirmative covenants set forth in Section 8.01, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event and (B) in no event shall any event, fact, circumstance, development or occurrence that would fall within any of the exceptions to the definition of “Company Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Intervening Event.

Section 6.05. Stock Exchange Delisting. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take all actions reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NASDAQ to enable the delisting of the Company

Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 6.06. Financing Cooperation; Baltimore Sun; Asset Dispositions.

(a) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to, and shall use reasonable best efforts to cause the Company’s officers, employees and other representatives to use reasonable best efforts to provide reasonable and customary cooperation in connection with the arrangement of any debt financing to be entered into by Parent or the Company in connection with payment of the Merger Consideration (collectively, the “Debt Financing”), in each case as may be necessary and customary for Debt Financings of such type and reasonably requested in advance by Parent in connection with such Debt Financing, including using reasonable best efforts to take the following actions:

(i)   following reasonable advanced notice, assisting in preparation for and participation in marketing efforts (including lender meetings and calls), other meetings, drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and sessions with prospective lenders, investors and rating agencies, which, with respect to each of the foregoing cases, shall be virtual if possible, and assisting Parent in obtaining ratings if contemplated by the Debt Financing;

(ii)   following reasonable advanced notice, assisting Parent in the preparation of (A) offering documents, private placement memorandum, bank information memorandum, prospectuses and similar marketing documents for any of the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda and reviewing and commenting on Parent’s draft of a business description and “Management’s Discussion and Analysis” of the Company’s financial statements to the extent included in any offering documents and marketing materials contemplated by the Debt Financing and (B) materials for rating agency presentations, if applicable, but in each case only to the extent customarily needed for the Debt Financing;

(iii)   following reasonable advanced notice, furnishing Parent with any pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is required in connection with obtaining the Debt Financing and customarily provided in connection with Debt Financings of such type; provided that in connection with this clause (ii), no Person shall be obligated to furnish or to take efforts to furnish any Excluded Information;

(iv)   using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information and financial statements of the type customarily provided in connection with the Debt Financing (to the extent required by the terms thereof or by Parent or Company’s financing sources or to the extent required by the Securities and Exchange Commission rules and regulations); provided that neither the Company nor any of its Subsidiaries or its officers, employees and/or representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information or statements (or for the actual preparation of pro forma financial statements);

(v)   executing and delivering as of (and subject to) the Closing, but not before, pledge and security documents and other definitive financing documents and certificates as may be reasonably requested by Parent, to the extent required by the terms of the Debt Financing;

(vi)   taking corporate actions reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing, and to permit the proceeds thereof, if any (not needed for other purposes), to be made available at the Closing

(vii)   assisting Parent to obtain waivers, consents, estoppels and approvals from other parties to material licenses, leases, encumbrances and contracts relating to the Company and its Subsidiaries and to arrange discussions among Parent, the providers of the Debt Financing and their respective representatives with other parties to material licenses, leases, encumbrances and contracts as of the closing of such Debt Financing; and

(viii)   to the extent reasonably requested in writing at least seven (7) Business Days prior to the Closing, providing at least three (3) Business Days prior to the Closing documentation and other information about the Company and its Subsidiaries to the extent actually required by the “know your customer” and anti-money laundering rules and regulations under the USA PATRIOT Act.

(b)   The Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to provide all cooperation in connection with (i) the sale of the business, assets and properties of the Company and its Subsidiaries related to the Baltimore Sun newspaper (the “Baltimore Sun”) to the Person set forth on Section 6.06(b) of the Company Disclosure Schedule (the “Baltimore Sun Buyer”, and such sale, the “Baltimore Sun Sale”) (which may be effective and operative immediately prior to, and contingent upon, the Closing on the Closing Date) and (ii) restructurings or transfers of assets or liabilities by and among the Company and its Subsidiaries or among Subsidiaries of the Company or to Affiliates of Parent (which may be effective and operative immediately prior to, and contingent upon, the Closing on the Closing Date), in each case as may be reasonably requested by Parent.

(c)   Notwithstanding the foregoing, nothing in this Section 6.06 shall require the Company or any of its Subsidiaries (or any of its or their officers, employees, advisors or other Representatives to):

(i)   take any action to the extent that such action would cause any condition to Closing set forth in Article 9 to fail to be satisfied by the End Date or otherwise result in a breach of this Agreement by the Company or any of its Subsidiaries;

(ii)   take any action that would conflict with or violate the Company’s or any if its Subsidiary’s organizational documents or any Applicable Law, or result in the contravention of, or violation of breach of, or default under, any contract to which Company or any of its Subsidiaries is a party;

(iii)   take any action to the extent such action would (A) interfere with the business or operations of the Company or its Subsidiaries or (B) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated;

(iv)   execute and deliver any letter, agreement, document or certificate or take any cooperation action that is not contingent on, or that would be effective prior to, the occurrence of the Closing;

(v)   pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets prior to the Closing;

(vi)   issue any bank information memorandum, lender presentation or similar document, including disclosure and financial statements, in the name of Company or any of its Subsidiaries;

(vii)   provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Applicable Law or Contract;

(viii)   subject any of the Company, any of its Subsidiaries to any actual or potential personal liability prior to the Closing, or subject any of their respective directors, managers, officers or employees, advisors or other Representatives to any actual or potential personal liability;

(ix)   cause the directors and managers of the Company or its Subsidiaries to adopt resolutions approving agreements, documents and instruments unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Company and/or its Subsidiaries on and after the Closing and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing;

(x)   waive or amend any terms of this Agreement or any other Contract to which Company or any of its Subsidiaries is party;

(xi)   take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity (in each case except following the Closing);

(xii)   prepare or provide any financial statements or similar information not already prepared by the Company in the ordinary course of business;

(xiii)   assist or provide information in connection with any proposed issuance or placement of equity securities;

(xiv)   cause any officers, managers, employees, advisors and other Representatives to travel or attend any meeting or presentation in-person (it being understood that only virtual participation shall be required); or

(xv)   file any Current Report on Form 8-K pursuant to the Exchange Act (or make any other similar filing, including any posting on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means with respect to any debt facilities of the Company and/or its Subsidiaries).

(d) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the cooperation contemplated by this Section 6.06 (including, in the case of Section 6.06(a), the Debt Financing contemplated thereby) and any information used in connection therewith, except to the extent such losses, damages, claims, costs or expenses result from the gross negligence, actual fraud, bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives.

(e)   All non-public information provided by the Company or any of its Subsidiaries or any of their Representatives or any other Person pursuant to Section 6.06(a) shall be kept confidential in accordance with the Confidentiality Agreement or, in the case of any such information provided by the Company or any of its Subsidiaries to any other Person, a customary confidentiality agreement reasonably acceptable to the Company, except that Parent shall be permitted to disclose such information to the Debt Financing sources, other potential sources of capital, rating agencies and prospective lenders (but, for the avoidance of doubt, not prospective investors in any debt or equity securities offering) during syndication of the Debt Financing subject to the potential sources of capital, ratings agencies and prospective lenders entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(f)  Notwithstanding anything to the contrary set forth herein, the Company and its Subsidiaries shall be deemed to have complied with their obligations under this Section 6.06 for all purposes of this Agreement (including Article 10) except in the case of the Company’s Willful Breach of its obligations under this Section 6.06.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof.

Section 7.02. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)   For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless the present and former directors; officers, employees, fiduciaries and agents of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Person’s having served in such capacity prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof. If any Indemnified Person is made party to any Legal Action arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Company to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Legal Action; provided that the Indemnified Person to whom expenses are advanced provides a customary undertaking to repay such advances if it is ultimately determined in a final judicial determination that such Person was not entitled to be so indemnified.

(b)   From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person set forth on Section 7.03(b) of the Company Disclosure Schedule, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely effect any right of any Indemnified Person thereunder.

(c)   For six years after the Effective Time, Parent shall cause to be maintained, and the Surviving Corporation shall maintain in effect, provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(d)   Prior to the Effective Time, the Company shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time; (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided, however, that the annual premium for such D&O Insurance shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ and fiduciary liability insurance policies, which amount is set forth in Section 7.03(e) of the Company Disclosure Schedule; provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Company or the

Surviving Corporation shall obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i)   consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or consummates any division transaction, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(f)   The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and their respective heirs and representatives.

Section 7.04. Employee Matters.

(a)   At the Effective Time, each Company Employee as of immediately prior to the Effective Time who thereafter continues to provide services to Parent, Surviving Corporation or any of their respective Subsidiaries (each, a “Continuing Employee”) shall receive from Parent or Surviving Corporation an annual rate of salary or wages, as applicable, that is not substantially less favorable than the annual rate of salary or wages provided to such Continuing Employee as of immediately prior to the Effective Time.

(b)  As of the Effective Time, Parent shall use commercially reasonable efforts, or shall cause the Surviving Corporation and any of its respective Subsidiaries to use commercially reasonable efforts, to waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such employees may be eligible to participate in after the Effective Time and to credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under any employee benefit plan of the Company or any of its Subsidiaries during the plan year (which includes the Effective Time) for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Parent, Merger Sub or any of their respective Subsidiaries. In addition, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and any applicable Subsidiary to, give Continuing Employees full credit for purposes of eligibility, vesting, accruals and determination of level of benefits under any employee benefit and compensation plans or arrangements (other than any qualified or non-qualified defined benefit pension arrangements) maintained by Parent, Merger Sub or an applicable Subsidiary that such employees may be eligible to participate in after the Effective Time for such Continuing Employees’ service with the Company or any of its Subsidiaries, to the same extent that such service was credited for purposes of any comparable employee benefit or compensation plan or arrangement immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 7.04 shall be construed to require crediting of service that would result in a duplication of benefits for the same period.

(c)  Notwithstanding anything provided in this Section 7.04, each employee of the Company or any of its Subsidiaries who, as of immediately prior to the Effective Time, is covered by a Collective Bargaining Agreement shall be provided with compensation, benefits and terms and conditions of employment consistent with the terms of the applicable Collective Bargaining Agreement in effect.

(d)  If the Closing occurs before the date annual bonuses for fiscal year 2021 are paid under any Company Plan that is an annual cash incentive compensation plan or arrangement (each, a “2021 Bonus Plan”), Parent shall, or shall cause the Surviving Corporation and any of its respective Subsidiaries to (i) continue to operate such 2021 Bonus Plan in good faith, (ii) determine the amounts of annual bonuses for 2021 to be paid under the 2021 Bonus (together, the “Earned Bonuses”) reasonably, in good faith and in a manner that is consistent in all material respects with the terms of the applicable 2021 Bonus Plan and (iii) pay Earned Bonuses in accordance with the terms of such 2021 Bonus Plan. Any Company Employee who participates in a 2021 Bonus Plan and experiences a termination of employment without “cause” or a term of similar import at any time on or after the date hereof and on or prior to the Company’s 2021 fiscal year end shall be entitled, in addition to any other severance protections and benefits to which such Company Employee may be entitled, to receive a portion of his or her target 2021 annual bonus, pro-rated for the number of days elapsed during fiscal year 2021 through such Company Employee’s employment termination date, to be paid at the same time as such annual bonus would otherwise be paid to similarly situated Company Employees, subject in every case, to the attainment of the target level of performance by the Company or its applicable Subsidiary to which such bonus is subject for the fiscal year 2021 performance period (provided that such target level shall be equitably adjusted for any asset sale (including the Baltimore Sun Sale) effected during fiscal year 2021).

(e)  Without limiting the generality of Section 11.06, the provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no current or former Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.04. Nothing herein shall be deemed to establish, amend or modify any Company Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates and nothing herein shall prohibit Parent, Merger Sub, the Company or any of their respective Affiliates from terminating the employment of any Continuing Employee following the Closing Date.

Section 7.05. Parent Voting Agreement. (a) At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Parent hereby irrevocably and unconditionally agrees to be present (in person or by proxy) and vote (or cause to be voted), or, with respect to any written consent solicitation, deliver (or cause to be delivered) a written consent with respect to, all of the shares of Company Securities or Company Subsidiary Securities owned beneficially or of record, directly or indirectly (including pursuant to derivative Contracts), by Parent or any of its Subsidiaries or Affiliates, or which any such Person has the right to acquire (collectively, the “Subject Securities”): (i) in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and any related proposal in furtherance thereof, (ii) in favor of any proposal to adjourn or postpone any such meeting to a later date if there are not sufficient votes to adopt this Agreement and/or if there are not sufficient shares present in person or by proxy at such meeting to constitute a quorum, or as otherwise proposed by the Company and (iii) in favor of any other matter necessary or advisable to consummate the transactions contemplated by this Agreement in accordance with this Agreement. Parent shall provide the Company with at least five Business Days’ written notice prior to signing any action proposed to be taken by written consent with respect to any Subject Securities.

(b)   In the event of a failure by Parent to act in accordance with its obligations pursuant to Section 7.04(a), Parent hereby irrevocably grants to and appoints each officer of the Company (and any designee thereof) as Parent’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of Parent, to (i) represent the Subject Securities and (ii) vote, execute and deliver written consents and otherwise act (by voting at any meeting of stockholders of the Company, written consent or otherwise) with respect to the Subject Securities, in each case, regarding the matters referred to in Section 7.04(a) until the Effective Time, to the same extent and with the same effect as Parent could do under Applicable Law. Parent intends the proxy granted pursuant to this Section 7.05(b) to be irrevocable and coupled with an interest and hereby revokes any proxy previously granted by Parent with respect to the Subject Securities. Parent hereby ratifies and confirms all actions that the proxy appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. Notwithstanding the foregoing, this proxy shall automatically be revoked at the Effective Time. The Company may terminate this proxy with respect to Parent at any time at its sole election by written notice provided to Parent. The parties acknowledge and agree that neither the Company, nor any of its Affiliates, directors or officers, shall owe any duty (fiduciary or otherwise), or incur any liability of any kind to Parent or any of its Affiliates, in connection with or as a result of the proper exercise of the powers granted to the officers of the Company by this Section 7.05(b).

(c)   Parent covenants and agrees that, prior to receipt of the Company Stockholder Approval, it will not, and will not permit any of its Subsidiaries or Affiliates to, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise) or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Securities; (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Securities in respect of any matter addressed by this Agreement; (iii) deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Securities or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iv) enter into any Contract with respect to the Transfer of any Subject Securities; or (v) take any other action, that would restrict, limit or interfere with the performance of Parent’s obligations hereunder. Any purported Transfer of the Subject Securities in violation of this Section 7.05(c) shall be null and void ab initio.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Regulatory Undertakings; Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall use reasonable best efforts to take, or cause to be taken (including by causing their Affiliates to take), subject to Section 8.01(c), all actions, and do, or cause to be done, all things, necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event prior to the End Date), including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make, or cause its ultimate parent entity (within the meaning of the HSR Act) to make, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within 10 Business Days after the date hereof and any other required filings pursuant to applicable Competition Laws as promptly as practicable after the date hereof, and furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws and shall promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Laws as promptly as practicable, and (ii) not enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.

(c) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other Applicable Law (including any Competition Law), or if any Legal Action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of the HSR Act or any other Applicable Law (including any Competition Law), the parties shall use their reasonable best efforts to promptly resolve such objections. Parent shall direct and control the Parties’ efforts and strategy to resolve any such objections. In furtherance of the foregoing, Parent shall, and shall cause its Subsidiaries and Affiliates to, (i) take all reasonable actions, including (A) agreeing to hold separate or to divest any of the businesses or properties or assets of the Company or any of its Affiliates, (B) terminating any existing relationships and contractual rights and obligations of the Company or its Subsidiaries, (C) terminating any venture or other arrangement of the Company or its Subsidiaries and (D) effectuating any other change or restructuring of the Company or any of its Subsidiaries (the actions described in the foregoing clauses (a)-(d) being “Divestiture Actions”) and (ii) not take any action if such action would reasonably be expected to make it more likely that there would arise any material impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority to the consummation of the Merger and the other transactions contemplated hereby as promptly as reasonably practicable. In no event shall Parent be required to take any such Divestiture Actions with respect to its businesses, properties, assets, Subsidiaries and Affiliates (other than, following the Effective Time, the Company and its Subsidiaries), including agreeing to divest such entities or terminate existing relationships and contractual rights. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries, provided that any such action shall be conditioned upon the consummation of the Merger and the other transactions contemplated hereby. Notwithstanding any other provision in this Agreement, Parent shall not be required to undertake any Divestiture Actions with respect to businesses, assets, or properties of the Company that, directly or indirectly, would materially impair the benefits of the transactions contemplated hereby that are reasonably expected to be enjoyed by Parent; provided that, notwithstanding the foregoing or anything else to the contrary herein, Parent shall be required to undertake Divestiture Actions with respect to businesses, assets or properties of the Company and its Subsidiaries that account for up to $40 million of revenue for the fiscal year ended on December 27, 2020. The parties shall oppose, fully and vigorously, (1) any administrative or judicial Legal Action that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby and (2) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated hereby, including in the case of either (c) or (c) by defending through litigation any action asserted by any Person in any court or before any

Governmental Authority, and vigorously pursuing all available avenues of administrative and judicial appeal.

(d) Each party shall (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority and, subject to Applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any Competition Laws in connection with this Agreement.

Section 8.02. Certain Filings. As promptly as reasonably practicable after the date of this Agreement, the Company shall (a) prepare and file the Proxy Statement with the SEC in preliminary form as required by the 1934 Act, (b) jointly with Parent, prepare and file the Schedule 13E-3 with the SEC and (c) in consultation with Parent, set a preliminary record date for the Company Stockholder Meeting and commence a broker search pursuant to Section 14a-13 of the 1934 Act in connection therewith. The Company shall use reasonable best efforts to have the Proxy Statement and Schedule 13E-3 cleared by the SEC as promptly as practicable after the filing thereof. The Company shall obtain and furnish the information required to be included in the Proxy Statement and Schedule 13E-3, shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Proxy Statement and Schedule 13E-3, shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, shall give reasonable and good-faith consideration to any comments thereon made by Parent and its counsel, and shall cause the Proxy Statement in definitive form and the Schedule 13E-3 to be mailed to the Company’s stockholders at the earliest reasonably practicable date. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers. Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or NASDAQ in connection with the Proxy Statement and the Schedule 13E- 3. If at any time prior to receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of each of the Company and Parent.

Section 8.03. Public Announcements. Except in connection with the matters contemplated by Section 6.04 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which no information of or regarding this Agreement and the transactions contemplated hereby are mentioned that has not previously been disclosed to the public in accordance with this Section 8.03) and shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation except to the extent required to do so by Applicable Law. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in the press release or public statement with respect to which the other party had been consulted.

Section 8.04. Merger Sub Approval Without Meeting of Stockholders. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall duly adopt this Agreement by written consent in lieu of a meeting of stockholders in accordance with Delaware Law.

Section 8.05. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock in connection with the transactions contemplated by this Agreement

(including derivative securities of such shares of Company Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06.    Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following, if such party has Knowledge thereof: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any Legal Action commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that such notice shall not be deemed in any way to qualify the representations and warranties of the parties set forth herein for purposes of Article 9; and provided, further, that a party’s good faith failure to comply with this Section 8.06 shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.07. Litigation and Proceedings. Except as set forth in, and subject to, Section 8.01(c), the Company shall control the defense or settlement of any litigation or other Legal Action against the Company or any of its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that the Company shall give Parent reasonable opportunity to participate in such litigation or other Legal Action and shall consult regularly with Parent in good faith and give reasonable consideration to Parent’s advice with respect to such Legal Action; and provided, further, that the Company agrees that it shall not settle any such litigation or other Legal Action without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.

Section 8.08. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, or the transactions contemplated hereby or thereby (other than Section 203 of Delaware Law with respect to the Merger and the transactions contemplated hereby), each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

(a)   the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b)   no order issued by any court of competent jurisdiction in the United States prohibiting, rendering illegal or permanently enjoining the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect; and

(c)   any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

Section 9.02. Conditions to the Obligations of Parent and Merger Sub . The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

(a)   the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)   (i) the representations and warranties of the Company contained in the first sentence of Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention), Section 4.05(b) (Capitalization) Section 4.06(b) (Subsidiaries) (except for the first sentence thereof), Section 4.23 (Finders’ Fees) and Section 4.24 (Anti-Takeover Statutes) (except in the case of the first sentence of Section 4.01, disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made at and as of such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (ii) the representations and warranties of the Company contained in Section 4.05(a), Section 4.05(c), the first sentence of Section 4.06(b) and Section 4.10(b) (Absence of Certain Changes) shall be true and correct in all respects (other than de minimis inaccuracies) contained therein at and as of the date of this Agreement and the Effective Time as if made at and as of such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (iii) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the date of this Agreement and the Effective Time as if made at and as of such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (b) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c)   Since the date hereof, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(d)   Parent shall have received a certificate signed by an executive officer of the Company to the effect that the conditions set forth in the preceding clauses (a), (b) and (c)  have been satisfied.

Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

(a)   each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)   (i) the representations and warranties of Parent and Merger Sub contained in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.04(a) (Non-Contravention) and Section 5.07 (Finders’ Fees) shall be true in all material respects at and as of the Effective Time as if made at and as of the date of this Agreement and such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the date of this Agreement and the Effective Time as if made at and as of such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (b) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c)   the Company shall have received a certificate signed by an executive officer of Parent to the effect that the conditions set forth in the preceding clauses (a) and (b) have been satisfied.

Section 9.04. Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any of the conditions set forth in Article 9 to be satisfied if such failure was caused by such party’s violation or breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)  by mutual written agreement of the Company and Parent;

(b)  by either the Company or Parent, if:

(i)   the Merger has not been consummated on or before December 31, 2021 (the “End Date”); provided that, at the time at which such party would otherwise exercise such termination right, such party (Parent and Merger Sub being considered one party for such purposes) shall not be in material violation or breach of its (or their) obligations under this Agreement, including the failure in any material respect of such party to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby;

(ii)   there shall be any permanent injunction or other order issued by a court of competent jurisdiction preventing the consummation of the Merger and such injunction or other order shall have become final and nonappealable; provided that, at the time at which such party would otherwise exercise such termination right, such party (and, in the case of Parent, Merger Sub) shall not be in material violation or breach of its (or their) obligations under this Agreement; or

(iii)   at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; provided that, at the time at which such party would otherwise exercise such termination right, such party (and, in the case of Parent, Merger Sub) shall not be in material breach of its (or their) obligations under this Agreement;

(c)  by Parent, if:

(i)   prior to receipt of the Company Stockholder Approval, (A) an Adverse Recommendation Change shall have occurred or (B) the Company has breached its covenants, agreements or obligations set forth in Section 6.04 in any material respect, and such breach has led to or resulted in the Company’s receipt of an Acquisition Proposal; or

(ii)   a violation or breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b), which breach has not been cured by the earlier to occur of (A) the date that is 30 days following receipt by the Company of a written notice from Parent or Merger Sub of such breach, inaccuracy or failure to perform or comply and (B) three Business Days prior to the End Date, or which is incapable of being cured by the End Date; provided that, at the time at which Parent would otherwise exercise such termination right, neither Parent nor Merger Sub shall be in material violation or breach of its or their obligations under this Agreement; or

(d)  by the Company, if:

(i)   the Board of Directors authorizes the Company to enter into a written agreement concerning a Superior Proposal in compliance with the terms and conditions set forth herein; provided that immediately before and as a condition to such termination, the Company pays the Termination Fee payable pursuant to Section 11.04;

(ii)   a violation or breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b), which breach has not been cured by the earlier to occur of (A) the date that is 30 days following receipt by Parent or Merger Sub, as the case may be, of a written notice from the Company of such breach, inaccuracy or failure to perform or comply and (B) three Business Days prior to the End Date, or which is incapable of being cured; provided that, at the time at which the Company would otherwise exercise such termination right, the Company shall not be in material breach of its obligations under this Agreement; or

(iii)   (A) all of the conditions set forth in Section 9.01 and Section 9.02 have been and remain satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing but which conditions are capable of being satisfied at the Closing and would be satisfied if the Closing were to occur) as of the date the Closing should have occurred pursuant to Section 2.01, (B) Parent has failed to consummate the transactions contemplated by the Agreement on or prior to the date on which the Closing should have occurred pursuant to Section 2.01 and (C) the Company has irrevocably confirmed in writing to Parent that all of the conditions to Closing set forth in Section 9.01 and Section 9.03 have been fully satisfied or are waived and that the Company is ready, willing and able to effect the Closing at any time thereafter.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties).

Section 10.02. Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, subject to Section 11.04(b); provided that, subject to Section 11.04(d), if such valid termination shall result from the Willful Breach by any party prior to the valid termination of this Agreement, such party shall be fully liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include damages based on the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other parties as a result of such failure. The provisions of this Section 10.02, Section 6.03(b), Section 6.06(d), and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01. For purposes of this Agreement, “Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement, including, with respect to Parent, the failure, for any reason, to pay the Merger Consideration (including as a result of the Parent not having sufficient funds available to consummate the transactions contemplated hereby), as and when required hereunder.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e- mail is requested and received ((other than any automatically generated reply)) and shall be given, if to Parent or Merger Sub, to:

c/o Akin Gump Strauss Hauer & Feld One Bryant Park

New York, NY 10036

Attn: David D’Urso

E-mail: Notices@aldenglobal.com

with a copy, which shall not constitute notice, to:

Akin Gump Strauss Hauer & Feld LLP One Bryant Park

New York, NY 10036

Attention:

David D’Urso

Jeffrey Kochian

E-mail:

ddurso@akingump.com

jkochian @akingump.com

if to the Company, to:

Tribune Publishing Company

560 W Grand Avenue

Chicago, Illinois 60654

Attention:

Terry Jimenez

E-mail:

t.jimenez@tribpub.com

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:

Harold Birnbaum

E-mail:

harold.birnbaum@davispolk.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. No Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, including those covenants and agreements set forth in this Article 11, which shall, in each case, survive in accordance with their respective terms or until completed, as the case may be.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that in no event shall the condition set forth in Section 9.01(a) be waivable by any party; provided, further, that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i)   If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), then the Company shall pay or cause to be paid to Parent in immediately available funds $20,000,000 (such fee, the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination (or, if later, after Parent’s written request thereof).

(ii) If, prior to receipt of the Company Stockholder Approval, (A) this Agreement is terminated by Parent or the Company pursuant to (1) Section 10.01(b)(i) (End Date), (2) Section 10.01(b)(iii) (Company No Vote) or (3) Section 10.01(c)(ii) (Material Breach), (B) after the date of this Agreement and prior to the date of such termination of this Agreement in accordance with Article 10, an Acquisition Proposal shall have been made to the Company or publicly announced and not withdrawn prior to the date of termination (in the case of a termination pursuant to Section 10.01(b)(i) (End Date) or Section 10.01(c)(ii) (Material Breach)) or the date of the Company Stockholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii) (Company No Vote)) and (C) within 12 months after the date of such termination, the Company or one or more of its Subsidiaries enters into a definitive agreement in respect of, or the Board of Directors approves or recommends, any Acquisition Proposal, or any Acquisition Proposal is consummated (provided that for purposes of this Section 11.04(b)(ii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay or cause to be paid to Parent in immediately available funds, concurrently with the earlier of the execution, approval, recommendation or consummation of such Acquisition Proposal, the Termination Fee.

(c)   In the event the Company validly terminates this Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii) (or pursuant to Section 10.01(b)(i), if at the time of termination, the Company could have terminated the Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii), in each case in this parenthetical without regard to any notice, cure or other time periods set forth in Section 10.01(d)(ii) or Section 10.01(d)(iii)), then Parent shall pay to the Company as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) the Liquidated Damages Amount by wire transfer of immediately available funds; provided, however, that such amount shall not be payable if at the time of termination, Parent could then have terminated this Agreement pursuant to Section 10.01(c)(i)(B) or Section 10.01(c)(ii) (in each case, without regard to any notice, cure or other time periods set forth in Section 10.01(c)(i)(B) or Section 10.01(c)(ii)).

(d) Notwithstanding anything herein to the contrary, the parties hereto agree that, upon any termination of this Agreement under circumstances where (i) the Termination Fee is payable by the Company to Parent pursuant to Section 11.04(b) or (ii) the Liquidated Damages Amount is payable by Parent to the Company pursuant to Section 11.04(c), if such amount referenced in the foregoing clause (i) or (ii), as the case may be, is paid in full, the receipt of such amount by the receiving party shall be deemed to be liquidated damages and the sole and exclusive remedy of the receiving party in connection with this Agreement or the transactions contemplated hereby, and such party (A) shall be precluded from any other remedy against any other party hereto, at law or in equity or otherwise and (B) shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against any of the other parties hereto, any of their respective Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (including any Willful Breach). Each party acknowledges and agrees that in no event shall the Company be required to pay the Termination Fee on more than one occasion nor shall Parent be required to pay the Liquidated Damages Amount on more than one occasion. Each party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.

Section 11.05. Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 11.06. Binding Effect; Benefit; Assignment. (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except (i) as provided in Section 7.03, Section 10.02 or Section 11.04(c) and (ii) for the right of the Company, on behalf of its stockholders, to pursue damages (which the parties acknowledge and agree shall include damages based on the benefit of the bargain lost by the Company’s stockholders, which shall be deemed in such event to be damages of the Company) and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, and other than, from and after the Effective Time, the right of any holders of shares of Company Common Stock, Company Options and Company RSUs to receive the Merger Consideration in respect thereof.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, however, that Parent and Merger Sub may (a) assign any or all of their rights and obligations under this Agreement to any Affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder or prevent, delay or impair the transactions contemplated hereby or (b) collaterally assign, without the Company’s or any other parties consent, any or all of the Parent’s or Merger Sub’s rights and obligations hereunder to any party providing the Debt Financing, which party may exercise all of the rights and remedies of Parent or Merger Sub hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Debt Financing arrangements, provided that no such assignment shall relieve Parent or Merger Sub of their respective obligations hereunder. Any purported assignment, delegation or other transfer in contravention of this Section 11.06(b) shall be void.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any Legal Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Action and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Action in any such court or that any such Legal Action brought in any such court has been brought in an inconvenient forum. Process in any such Legal Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement, the Guarantee and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.02, monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.13 are not available or otherwise are not granted and (y) nothing contained in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 before exercising any termination right under Article 10 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 10 or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding anything herein to the contrary, if, prior to the End Date, any party brings any Legal Action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by the amount of time during which such Legal Action is pending, plus 20 Business Days, or such longer time period established by the court presiding over such Legal Action, if any.

(b)   Without limiting Section 11.13(a), the Company shall be entitled to specific performance of the obligation of Parent to cause the Equity Financing to be funded in accordance with the terms of the Equity Commitment Letter and Parent’s and Merger Sub’s obligations to effect the Closing in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied in accordance with the terms of this Agreement at the time the Closing is required to occur pursuant to Section 2.01 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions assuming a Closing would occur at such time; (ii) the Company has irrevocably confirmed to Parent in writing that, as of such time, based on the information then-available to the Company, all of the conditions set forth in Section 9.01 and Section 9.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) or that the Company is prepared to irrevocably waive any unsatisfied conditions, and if specific performance is granted and the Equity Financing is funded, and each of Parent and Merger Sub otherwise complies with its obligations hereunder, then the Company is ready, willing and able to, and will take such actions as are within its control to, consummate the Closing pursuant to the terms of this Agreement; and (iii) Parent and Merger Sub fails to complete the Closing pursuant to and in accordance with Section 2.01.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

TRIBUNE ENTERPRISES, LLC

By:
Name:
Title:

TRIBUNE MERGER SUB, INC.

By:
Name:
Title:

[Signature page to Merger Agreement]